Exhibit 10.1
WRIGHT MEDICAL GROUP, INC.
2010 EXECUTIVE PERFORMANCE INCENTIVE PLAN
ARTICLE I.
GENERAL PROVISIONS
     1.1. Objectives of the Plan. The primary objectives of the Plan are to attract, retain, recognize, engage, motivate and reward Executives by providing them with the opportunity to earn competitive compensation directly linked to the Company’s performance.
     1.2. Definitions. The following capitalized terms used in the Plan have the respective meanings set forth in this Section:
          (a) “Award” shall mean a payment made under the Plan.
          (b) “Basis for Award Calculation” shall mean the base salary in effect at the end of the quarter or Performance Year, prorated to cover the period under consideration, plus any lump sum merit increases that may have been granted during the Performance Year, prorated to cover the period under consideration. All other compensatory incentives, premiums, bonuses or payments of any kind shall be excluded from the Basis for Award Calculation.
          (c) “Board” shall mean the Board of Directors of the Company.
          (d) “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor thereto.
          (e) “Committee” shall mean the Compensation Committee of the Board or any other committee appointed by the Board which is composed solely of outside directors as defined under the Code and the regulations promulgated thereunder.
          (f) “Company” shall mean Wright Medical Group, Inc.
          (g) “Disability” shall mean the complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which a Participant was employed or served when such disability commenced, as determined by the Committee based upon medical evidence acceptable to it.
          (h) “Effective Date” shall mean the date March 20, 2010.
          (i) “Executive” means any person who is legally employed by the Company or its Related Entities and who has been designated an officer of the Company or its Related Entities by the board of directors of such entity.
          (j) “Participant” means a regular full-time or part-time Executive who is eligible to participate in the Plan as set forth in Article II.
          (k) “Performance Year” means a calendar year, beginning on January 1 of each year.
          (l) “Plan” means this 2010 Executive Performance Incentive Plan, as set forth herein and as may be amended from time to time.

          (m) “Related Entity” shall mean, when referring to a subsidiary, any business entity (other than the Company) which is in an unbroken chain of entities ending with the Company, if stock or voting interests possessing 50% or more of the total combined voting power of all classes of stock or other ownership interests of each of the entities other than the Company is owned by one of the other entities in such chain and, when referring to a parent entity, the term “Related Entity” shall mean any entity in an unbroken chain of entities ending with the Company if each of the entities other than the Company owns stock or other ownership interests possessing 50% or more of the total combined voting power of all classes of stock (or other ownership interests) in one of the other entities in such chain.
ARTICLE II.
ADMINISTRATION, ELIGIBILITY AND PARTICIPATION
     2.1. General Administration. The Plan shall be administered and interpreted by the Committee. Any determination made by the Committee under the Plan shall be final and conclusive. The Committee may employ such legal counsel, consultants and agents (including counsel or agents who are employees of the Company or a Related Entity) as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant or agent and any computation received from such consultant or agent. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company.
     2.2. Performance Objectives. The Committee shall establish the performance objectives for each Performance Year in accordance with Article III for such financial performance measures as the Committee determines and shall determine the time periods (e.g., quarterly or full-year) for which performance goals shall be measured. The Committee, or its designee, shall communicate performance goals, financial performance measures, the relative weighting of each measure, and the performance minimum threshold, target bonus and maximum bonus to each Participant. Notwithstanding the foregoing, the weighting of measures of cash flow shall not be greater than the weighting of measures of net income.
     2.3. Eligibility. The Committee shall have the sole and absolute authority to designate actual Participants. At a minimum, a Participant shall be a regular full-time or part-time Executive who meets all of the following criteria:
          (a) Participant must be employed by the Company or a Related Entity for at least three (3) months during the Performance Year with a hire date on or prior to September 30 and must be an employee on December 31 of the Performance Year;
          (b) Participant must have met minimum job expectations and have performed satisfactorily, as determined by the Participant’s manager/supervisor in conjunction with the Company’s Human Resource Department;
          (c) Subject to Section 5.2, the Participant must not have participated in another formal non-equity incentive plan during the same period in the Performance Year; and
          (d) Participant must be employed in the United States, Canada or in a European country in the business unit designated by the Company as “EMEA.”
     2.4. Participation. Participation in one Performance Year does not constitute a right to continue or participate in succeeding Performance Years.

ARTICLE III.
SETTING, DETERMINATION AND CALCULATION OF AWARDS
     3.1. Setting of Performance Goals. Within ninety (90) days of the start of each Performance Year, but no case, later than the date which is 25% of the period being measured, the Committee shall establish performance goals for all applicable periods during the Performance Year. The performance goals shall be based upon performance measures such as sales revenue, operating income before or after taxes, net income before or after taxes, net income before securities transactions, net or operating income excluding non-recurring charges, return on assets, return on equity, return on capital, market share, earnings per share, cash flow, revenue, revenue growth, expenses, stock price, dividends, total stockholder return, price/earnings ratio, market capitalization, book value, product quality, customer retention, unit sales, strategic business objectives or any other performance measure deemed appropriate by the Committee in its discretion.
     3.2. Determination of the Awards. The Committee may grant, terminate, decrease, reduce or eliminate Awards as it may determine during the Performance Year; provided, however, that the Committee shall not take action to terminate, decrease, reduce or eliminate Awards after the conclusion of the Performance Year to which the determination relates.
     3.3. Target Performance Bonus. The Committee shall determine a target performance bonus, stated as a percentage of base pay, for each Participant. The target performance bonus shall represent the Award that the Participant will receive if all performance goals for each performance measure are met or exceeded.
     3.4. Minimum Performance Thresholds. The Committee shall determine minimum performance thresholds for each of the performance measures. Partial payments of the target performance bonus shall only be paid if the minimum performance thresholds are achieved. A Participant shall not be paid for performance below the minimum performance threshold of any component of an Award. Further, if a Participant does not maintain an acceptable level of overall performance, the Participant may, at the sole discretion of the Committee, be suspended from the Plan.
     3.5. Maximum Performance Bonus. If the performance goals for a Performance Year are exceeded, the Committee may pay additional bonus in excess of the target performance bonus; provided however, that no Participant shall be paid an amount that exceeds twice the target performance bonus unless otherwise determined by the Committee and in no event shall any payment to any individual under this Plan exceed $1,500,000 for any Performance Year.
     3.6. Basis for Award Calculation. Based on the terms of the Plan, the Committee shall determine in its sole discretion the Awards to be made. Awards shall be calculated based on the Participant’s Basis for Award Calculation and shall be expressed as a percentage of the Participant’s Basis for Award Calculation.
     3.7. Payout Matrices. Awards will be prorated for each component of the Plan between the minimum performance threshold and the target performance goal and between the target performance goal and the maximum performance bonus.
ARTICLE IV.
TIMING, CERTIFICATION, CALCULATION AND PAYMENT OF AWARDS
     4.1. Timing of Awards. Award payments under the Plan based on quarterly financial results of the first, second or third quarter shall be paid in the following calendar quarter. Awards under the Plan based on the financial results of the fourth quarter and for the entire Performance Year shall be made after the end of the Performance Year and will include make-up awards and overachievement awards based on the full year financial results. Payments based on quarterly financial results of the first, second or third quarter each shall not exceed twenty percent (20%) of a Participant’s target bonus for the entire Performance Year.
     4.2. Certification of Results. Financial results will be determined as soon as practicable after the end of each quarter and the end of the Performance Year. The Committee shall review, approve and certify payments for each quarter and for the fourth quarter/full Performance Year Awards.
     4.3. Grant of Awards. No Award shall be inconsistent with the terms of the Plan or fail to satisfy the requirements of applicable law. Each Award shall relate to a specific designated Performance Year.
     4.4. Payment. Except as otherwise provided for hereunder, payment of any Award determined under Article III shall be made to each Participant as soon as practicable after the Committee certifies that one or more of the applicable performance objectives have been attained and the Award. Delivery of the approved Awards must occur on or prior to March 15 of the calendar year following the Performance Year for which Awards are to be made. All Awards hereunder shall be paid in cash.
ARTICLE V.
EMPLOYMENT STATUS CHANGES
     5.1. New Hires. All eligible Executives newly hired on or prior to September 30th of a Performance Year will have their Awards prorated for the period of participation in the Plan. Awards granted to such newly hired Executives shall not be based upon performance measures achieved under the Plan prior to the date of hire.
     5.2. Transfer. Executives who transfer within the Company or its Related Entities to or from another non-equity incentive plan or business unit performance measures during the Performance Year will be eligible for an Award under the Plan on a prorated basis, provided that all eligibility requirements are met. Awards granted to such transferred Executives shall not be based upon performance measures achieved under the Plan prior to the date of transfer.
     5.3. Prorated Award. An Award will be prorated, and paid, if a Participant meets all other eligibility requirements during the Performance Year but is not a regular, active Executive on December 31 of the Performance Year due to one of the following reasons:
          (a) Participant leaves his or her position due to a Disability; or
          (b) Participant dies during a Performance Year (the prorated Award, if any, will be paid to the Participant’s estate); or
          (c) Participant takes a military leave during the Performance Year.
     5.4. Termination of Employment. Unless otherwise determined by the Committee, a Participant shall not be entitled to any payment hereunder with respect to a Performance Year in the event of the termination of the Participant’s employment with the Company and its Related Entities for any reason prior to the last day of the applicable quarter or Performance Year.

ARTICLE VI.
MISCELLANEOUS MATTERS
     6.1. Term of the Plan. The Plan became effective on March 20, 2010, the date on which it was adopted by the Compensation Committee (the “Effective Date”). The Plan shall expire on May 13, 2015.
     6.2. Amendment. The Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such amendment, suspension, discontinuance or termination shall adversely affect any then existing rights of any Participant in any respect of any Performance Year that has already begun.
     6.3. Claim to Awards and Employment Rights. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or any Related Entity. There is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not the Participants are similarly situated).
     6.4. No Liability of Committee Members. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate of incorporation or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
     6.5. No Limitation on Corporate Actions. Nothing in this Plan shall be construed to prevent the Company or any of its Related Entities from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have any adverse effect on any Awards made under the Plan. No employee or other person shall have any claim against the Company or any Related Entity as a result of any such action.
     6.6. Non-transferability. A Participant’s rights and interest under the Plan, including amounts payable, may not be sold, assigned, donated, or transferred or otherwise disposed of, mortgaged, pledged or encumbered except, in the event of a Participant’s death, to a designated beneficiary to the extent permitted by the Plan, or in the absence of such designation, by will or the laws of descent and distribution.
     6.7. Tax Withholding. Notwithstanding any other provision of the Plan, the Company or any Related Entity, as appropriate, shall have the right to deduct from all Awards an amount necessary to satisfy all Federal, state or local taxes as required by law to be withheld with respect to such Awards.
     6.8. Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.
     6.9. Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to the principles of conflicts of law thereof.

     6.10. Other Compensation Plans. The Plan shall not affect any other compensation plan in effect for the Company, nor shall the Plan preclude the Company from establishing any other forms of compensation for Executives of the Company.
     6.11. Effect of Section 162(m) of the Code. Upon approval of the Plan by the Stockholders of the Company, the Plan and all Awards issued hereunder, are intended to be performance-based compensation exempt from the application of Section 162(m) of the Code, which restricts under certain circumstances the Federal income tax deduction for compensation paid by a public company to named executives in excess of $1 million per year. The Committee may, without stockholder approval, amend the Plan retroactively and/or prospectively to the extent it determines necessary in order to comply with any subsequent clarification of Section 162(m) of the Code required to preserve the Company’s Federal income tax deduction for compensation paid pursuant to the Plan. To the extent that the Committee determines as of the payout date of an Award that the Award is intended to comply with Section 162(m) of the Code, such Award shall not be effective until any stockholder approval required under Section 162(m) of the Code to provide a full Federal income tax deduction has been obtained.
     6.12. Compliance with Section 409A. This Plan shall at all times be administered and the provisions of this Plan shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the effective date of this Plan.
     IN WITNESS WHEREOF, the undersigned has caused the Plan to be executed on behalf of the Company as of March 20, 2010.

WRIGHT MEDICAL GROUP, INC.
By:	/s/ Gary D. Henley
Gary D. Henley
President and Chief Executive Officer